Exhibit 99.1

Anthera Pharmaceuticals Provides Business Update
and Reports 2017 First Quarter Financial Results

o	RESULT, pivotal Phase 3 Study of Sollpura, is expected to screen the first patient in May
o	Favorable trends on weight, height, and body mass index (“BMI”) from the Extension Period of the SOLUTION Study of Sollpura
o	Completion of dosing in the Phase 2 BRIGHT-SC Study of blisbimod in patients with IgA Nephropathy
o	Closing of initial $15 million public offering

HAYWARD, Calif., May 10, 2017 -- Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today provided a business update and reported financial results for the first quarter ended March 31, 2017.

Recent Developments and Business Highlights:

Sollpura™ (liprotamase) for the treatment of Exocrine Pancreatic Insufficiency (“EPI”)

o	Phase 3 RESULT study expected to screen the first patient in May
The Phase 3 RESULT study, which is expected to screen the first patient in May, is a pivotal, 4-week study designed to evaluate the non-inferiority of Sollpura at individualized doses compared to approved, porcine-extracted, enteric-coated pancreatic enzyme replacement therapy (“PERT”).  The study intends to enroll patients (N≈150) with exocrine pancreatic insufficiency due to cystic fibrosis who are well controlled on stable, porcine-extracted PERTs at screening.  The primary efficacy variable will evaluate the change from baseline in the coefficient of fat absorption following 4 weeks of treatment with either Sollpura or Pancreaze.  Patients randomized to Sollpura or Pancreaze may undergo further dose adjustments based upon gastrointestinal signs and symptoms to identify their individualized, optimized dose. Anthera believes that this optimized dosing paradigm may correct for expected differences in solubility between the lipases in Sollpura and porcine PERTs in the more acidic duodenal pH of patients with cystic fibrosis. After 4 weeks of treatment, patients randomized to Sollpura will be followed for an additional 20-Week extension period (total of 24 weeks on study) for additional assessments of weight, height, BMI, and safety. Topline data, which will be analyzed based on the 4-week treatment period, is expected at the end of 2017 or early 2018.

o	Extension Period of the Phase 3 SOLUTION study demonstrated favorable trends
On March 29, 2017, Anthera announced favorable trends observed from the Extension Period of the Phase 3 SOLUTION study.  In the full study population of the Extension Period, Sollpura demonstrated comparable maintenance to Pancreaze in regards to weight, height, and BMI.  In pediatric patients less than 17 years of age, the key age group for growth and development, similar trends in weight and height were observed.  As in the Primary Treatment Period, Sollpura was well tolerated throughout the Extension Period.

Blisibimod for the treatment of IgA Nephropathy
o	Completion of dosing in the Phase 2 BRIGHT-SC

On April 10, 2017, Anthera announced the completion of dosing in the randomized, double-blind, placebo controlled, Phase 2 BRIGHT-SC study of blisibimod in patients with IgA nephropathy (“IgAN”).  After Week 24, patients were given the opportunity to continue blinded treatment for up to 104 weeks, discontinue treatment but continue to be followed, or discontinue from the study.  Most patients, 42 of 57, completed at least 60 weeks of evaluation and 21 completed assessments through at least 104 weeks.  Data from the BRIGHT-SC study is expected in Q3 2017.

Summary of Financial Results

o
Cash Position.  Anthera ended the first quarter of 2017 with cash and cash equivalents totaling $20.7 million, compared to $20.8 million as of December 31, 2016.  The decrease in cash is mainly attributable to $14.3 million used to fund our clinical development programs, offset by approximately $14.1 million in net proceeds received from the sale of an aggregate of 3,750,000 shares of its common stock and an agreement to issue warrants for the purchase of an aggregate of 7,500,000 shares of its common stock.

o
R&D Expense.  Research and development expense for the three months ended March 31, 2017 totaled $7.8 million, compared to $9.6 million for the corresponding period in 2016. The decrease in 2017 from 2016 is primarily due to lower clinical development expenses as a result of the SOLUTION and CHABLIS studies being substantially completed in 2016.

o
G&A Expense.  General and administrative expense for the three months ended March 31, 2017 totaled $2.9 million, compared to $2.2 million for the corresponding period in 2016. The increase is primarily due to higher expense incurred in connection with our financing effort and legal expense associated with legal proceedings.

o
Other Expense.  For the three months ended March 31, 2017, Anthera recorded $0.6 million in non-operating expense, primarily comprising the fair value of warrants issued in connection with a direct offering of our common stock in March 2017 exceeding the cash proceeds received from the offering.  The change in the fair value of the warrants will be recognized as non-operating expense or income in the statement of operations until the warrants are exercised.

o
Net Loss.  Net loss for the three months ended March 31, 2017 was $11.2 million, compared to $11.7 million for the corresponding period in 2016.  The decrease in net loss is mainly attributable to the decrease in clinical study expense for both Sollpura and blisibimod in 2017.  In addition, the unamortized discount from the conversion of Series X preferred stock was recognized as a deemed dividend of $2.5 million in connection with the conversion of resulting in a net loss to shareholders to 13.7 million.

o
Net Loss Applicable to Common Stockholders.  In connection with the September 2016 registered direct offering of convertible preferred stock, warrants and options to purchase shares of convertible preferred stock, there was an in-the-money conversion feature (beneficial conversion feature, or BCF).  The BCF required separate financial statement recognition and recorded as a discount to the preferred shares and was immediately accreted as a deemed dividend because the shares were contingently redeemable.  For the three months ended March 31, 2017, we recorded a deemed dividend of $2.5 million.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-K for the year ended December 31, 2016.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Investor Relations of Anthera Pharmaceuticals, Inc.
        ir@anthera.com

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Source: Anthera Pharmaceuticals, Inc.

ANTHERA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended March 31,
	2017	2016
Revenues:
License fee revenue	$—	$139
Collaborative revenue	—	6
Total revenues	—	145
Operating expenses:
Research and development	$7,801	$9,624
General and administrative	2,903	2,238
Research award	(100)	—
Total operating expenses	10,604	11,862
Loss from operations	(10,604)	(11,717)
Other expense:
Other expense	(3)	(9)
Fair value of warrant liability in excess of proceeds from financing	(600)	—
Net loss	(11,207)	(11,726)
Deemed dividends attributable to preferred stock	(2,503)	—
Net loss applicable to common stockholders	$(13,710)	$(11,726)
Net loss per share—basic and diluted (1)	$(2.03)	$(2.34)
Weighted-average number of shares used in per share calculation—basic and diluted (1)	6,759,567	5,006,237

(1)
All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-eight reverse stock split which was effective on April 28, 2017.

ANTHERA PHARMACEUTICALS, INC.
BALANCE SHEET DATA
(in thousands, except share data)
(unaudited)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$20,652	$20,843
Accounts receivable	$100	$—
Total assets	$23,591	$23,471
Warrant liability	$14,700	$—
Total liabilities, excludes warrant liability	$6,128	$10,624
Series X contingently redeemable convertible preferred stock	$377	$377
Series X convertible preferred stock	$—	$8,614
Common Stock and additional paid-in capital	$421,147	$411,410
Accumulated deficit	$(418,761)	$(407,554)
Total shareholders' equity	$2,386	$12,470
Common shares outstanding (1)	10,076,164	5,746,536
Series X convertible preferred shares outstanding	487	9,499

(1)	All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-eight reverse stock split which was effective on April 28, 2017.